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                                                            SEC FILE NUMBER
                                                                0-21990

                                                            CUSIP NUMBER
                                                             691828-10-7

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One): [X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q
             [ ]Form N-SAR

                For Period  Ended:  December 31, 1997
                [ ]  Transition  Report on Form 10-K
                [ ]  Transition  Report  on Form  20-F
                [ ]  Transition Report  on Form  11-K
                [ ]  Transition  Report  on Form  10-Q
                [ ]  Transition Report on Form N-SAR
                For the Transition Period Ended: _______________________________

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Read Attached  Instruction  Sheet Before  Preparing Form.  Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:



PART I -- REGISTRANT INFORMATION
     ALYN CORPORATION
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Full Name of Registrant


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Former Name if Applicable

16761 Hale Avenue
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Address of Principal Executive Office (Street and Number)

Irvine CA 92606
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

              |     (a)  The reasons  described in reasonable detail in Part III
              |          of  this   form   could  not  be   eliminated   without
              |          unreasonable effort or expense;  unreasonable effort or
              |          expense;
              |
              |     (b)  The  subject   annual   report,   semi-annual   report,
    [X]       |          transition report on From 10-K, Form 20-F, 11-K or Form
              |          N-SAR, or portion  thereof,  will be filed on or before
              |          the fifteenth calendar day following the prescribed due
              |          date;  or the subject  quarterly  report of  transition
              |          report on Form 10-Q,  or portion  thereof will be filed
              |          on or  before  the fifth  calendar  day  following  the
              |          prescribed due date; and
              |
              |     (c)  The accountant's statement or other exhibit required by
              |          Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     All information necessary to complete the filing has not yet been compiled.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Gerald A. Eppner              (212)                          504-6286
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           (Name)                (Area Code)                  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                ALYN CORPORATION
                  (Name of Registrant as Specified in Charter)
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has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.


Date    May 4, 1998                By    /s/ Richard Little
    ----------------------------     ----------------------
                                         Title:  Chief Financial Officer